EMPLOYMENT AGREEMENT

      AGREEMENT made as of this 1st day of July, 1996, between DIGITAL SCIENCES, INC., a Nevada corporation (the "Company"), and Robert Hyte, of Sandy, Utah (the "Executive").

      WHEREAS, the Company desires to employ the Executive during the period commencing on the date hereof and ending on the fourth anniversary of the last day of the calendar month in which the Executive's employment commenced, unless further extended or sooner terminated as hereinafter provided (the "Employment Period"), and the Executive desires to be employed by the Company during the Employment Period subject to the terms and conditions of this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                               SECTION 1

       Employment of Executive; Duties and Responsibilities; Term of Employment.

      1. Employment of the Executive. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company during the Employment Period, subject to the terms and conditions of this Agreement.

      2.   Duties and Responsibilities.  During the Employment Period:

           a. Except as otherwise mutually agreed upon by the Company and the Executive, the Executive shall be the Executive Vice President and Chief Executive Officer of the Company.

           b. If the Company shall (i) consolidate or merge with or into any other entity, (ii) sell all or substantially all of its assets to any other person or entity, or (iii) become a party to any other form of business combination or corporate reorganization, or if any person or entity or group of persons or entities acting in concert shall acquire control of the Company pursuant to the acquisition of a controlling interest in the outstanding shares of capital stock of the Company, then the Company shall (1) cause the surviving, acquiring or successor person or entity, as the case may be, to assume all of the Company's duties, obligations and liabilities, as the case may be, to the Executive arising under this Agreement, and (2) use its best efforts to cause the Executive to be appointed or to be elected on the effective date of any such event, as the case may be, to the same or substantially the same offices and positions as he is then holding on the date immediately preceding the effective date of any such event.

           c. The Executive shall perform such duties and responsibilities as are required to be performed by him pursuant to the relevant terms of the Bylaws of the Company, together with such other duties as the Board of Directors of the Company shall reasonably assign to the Executive from time to time during the Employment Period, it being understood that such duties and responsibilities shall be the same as those customarily assigned to, and expected to be performed by, a senior executive officer of institutions of similar size as the Company, which duties and responsibilities shall be primarily those of general management and supervision of the business and activities of the Company. When assigning such duties, the Board of Directors shall take into consideration the age, past responsibilities, experience and seniority of the Executive and assign such duties as are commensurate with those assigned to a senior executive of similar organizations and of similar age, past responsibilities, experience and seniority as the Executive. In no event

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shall  Executive be assigned duties  inconsistent  with his status as one of the most senior executive officers of the Company.

           d. The Executive agrees to devote his full attention to the business and affairs of the Company during regular business hours, except as otherwise agreed to among the parties hereto.

     3. Place of Business. The Executive shall perform his duties and responsibilities as required under this Agreement from an office which is comparable to the offices provided to similar senior executives of the Company. Such office shall be located in Fairfield County, Connecticut.

                          SECTION 2

           Compensation; Reimbursement; Indemnification; Benefits

      1. Base Compensation. During the Employment Period, the Company shall pay to the Executive an aggregate annual base salary of not less than $110,000, or such greater amount as shall be authorized from time to time by the Board of Directors of the Company, or a committee or committees thereof (such annual salary payments being hereinafter collectively called the "Base Salary"). When the Company first realizes gross revenue of $1 million or more in any of its fiscal quarters, as determined by the financial statements of the Company prepared and presented by the Chief Financial Officer of the Company in accordance with generally accepted accounting principles consistently applied, the Base Salary of the Executive for the remaining term of the Employment Period shall be increased, commencing on the first day of the next succeeding fiscal quarter of the Company, to a minimum of $135,000 during the Employment Period. The Base Salary payable to the Executive by the Company shall be paid to the Executive bi-weekly or in accordance with the policy of the Company as in effect from time to time for the payment of salary to members of the senior executive management of the Company. Notwithstanding anything in this Agreement to the contrary, the base salary of Executive shall be increased on each one year anniversary commencing from the date hereof by an amount of not less than $20,000.

      Any other provision of this Section 2(1) to the contrary notwithstanding, in the event that the Board of Directors of the Company has increased the Executives Base Salary to an annual rate of compensation higher than $110,000, then the Base Salary payable under this Agreement during the Employment Period shall be not less than such higher amount.

      2. Primary Incentive Compensation. In addition to the payment of the Base Salary and the other benefits available to the Executive under the Employee Benefit Plans, as hereinafter defined, the Company agrees to pay to the executive during the Employment Period the following incentive compensation ( the " Primary incentive Compensation"). When the Company first recognizes
$1,000,000 or more in profits (EBIT) in any one of its fiscal year, as determined in accordance with Generally Accepted Accounting Principles, applied on a basis consistent with those used i n the immediately preceding fiscal year of the Company, the Executive will be entitled to receive a bonus equal to 3% of the net after tax operating profits recognized by the Company for each of such fiscal years. Payment of the such bonus will be made to the Executive within forty-five days after the end of the Company's fiscal year.

      3. Reimbursement of Business Expenses. During the term of the Employment Period, the Company shall: (i) reimburse the Executive for all travel expenses and all other reasonable expenses incurred by him in connection with the performance of his obligations and duties arising under this Agreement; (ii) provide to the Executive an office and private secretarial assistance suitable to his position as a senior executive officer of the Company, together with such other assistants and accommodations as shall be

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deemed   necessary  by  him  to  enable  him  to   satisfactorily   perform  his
responsibilities and duties arising under this Agreement in the same manner as are provided to other senior executive officers of organizations of a comparable size to that of the Company; (iii) provide a Company car and pay all associated automobile expenses including insurance; (iv) reimburse him for all medical fees incurred by the Executive for an annual physical examination during each year of the Employment Period.

      4. Vacation. During each year of the Employment Period, the Executive shall be entitled to receive a paid vacation of not less than four (4) weeks, to be taken at the sole discretion of the Executive, which may be taken consecutively in one (1) year, or in a series of shorter vacation periods during the course of each such year, provided that any vacation not taken in any year may be carried over to subsequent years.

      5. Indemnification. During the term of the Employment Period, the Executive shall be indemnified and held harmless by the Company to the maximum extent Permitted by law for any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or of a different nature, arising out of the duties and responsibilities assigned to the Executive under this Agreement. The right to be indemnified and held harmless hereunder shall not be deemed exclusive of any other rights to which the Executive may be entitled as a matter of law or any of the rights of indemnity arising under any policy of insurance carried by either him, the Company or any other person.

      6. Employee Benefit Plans. During the Employment Period, the Employee shall be entitled to participate in each thrift, stock option, employee incentive and all other employee benefit plans which are in existence as of the commencement date of the Employment Period and which are hereafter established or maintained by the Company, and all group life insurance, pension, profit sharing, medical, health, accident, disability, death benefit insurance and other plans and all other employee benefit plans now or hereafter established by the Company to no lesser extent than any other senior executive officer of the Company. (All of the benefit plans and insurance policies referred to in this Agreement are collectively called the "Employee Benefit Plans.")

      7. Review and Adjustment of Compensation and Benefits. The annual rate of the Executive's Base Salary and Primary incentive Compensation and the benefits extended to him by the Company shall be reviewed annually by the Board of Directors of the Company and shall be adjusted in a manner consistent with the Company's practice of reviewing and increasing the salaries and benefits accrued and payable to the other senior executives of the Company; provided, however, that in no event will the Executive's Base Salary, Primary Incentive Compensation or other benefits be reduced.

      8. Benefits Payable to Executive Upon Disability or Death. If during the Employment Period, the Executive dies or becomes permanently disabled (as such term is hereafter defined), the Company shall have the obligation to pay to the Executive, if he becomes permanently disabled, and upon his death, to his Executor or other personal representatives, or heirs or other beneficiaries which are designated in his Will, or to such other person or entity as the Executive may have designated in writing to the Company, as the case may be, seventy-five percent (75%) of the aggregate amount of the Base Salary and Primary Incentive Compensation paid to him as of the date of such disability or death, as the case may be, such payments to be made in equal monthly installments during the remaining term of the Employment Period, as if it was not terminated for death or permanent disability. If during the Employment Period, the Executive is permanently disabled (i) he shall continue to participate in all of the Employee Benefit Plans to the fullest extent permitted under the terms and conditions thereof, and (ii) such termination shall not result in the modification of, or adversely affect in any way, any of the accrued rights of the Executive to receive any of the compensation or benefits which he is entitled to receive pursuant to this Agreement, or any vested right to any of the benefits payable to the Executive under any of the Employee Benefit Plans established by the Company in which he is

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a participant,  and all such benefits  payable to the Executive under all of the
Employee Benefit Plans shall continue in full force and effect, in accordance with the terms and conditions thereof, and all sums payable to the Executive pursuant thereto shall be paid in full to, or for the account of, the Executive or his beneficiary or beneficiaries, as the case may be, after the effective date of such termination. For the purpose of this Section 2, the term "permanent disability" shall mean the inability of the Executive to perform the duties and obligations required of him under this Agreement for a period of one hundred eight (180) consecutive days or more, as determined by the medical doctor or doctors, as the case may be, then retained by the Executive.

                             SECTION 3

                     Termination of Employment

      1. Termination by the Company for Cause. The employment of the Executive by the Company may be terminated by the Company for cause at any time during the term hereof upon thirty (30) days prior written notice to the Executive which notice shall state the facts constituting such "cause", but only if the Executive shall not have cured such "cause" within ten (10) days after receipt by him of such notice. For the purpose of this Subsection 3(1), the definition of the term "for cause" shall be limited to the gross negligence or willful neglect of duty by the Executive, as determined in good faith by a majority vote of the Board of Directors of the Company, or if the Executive has engaged in conduct determined by a, court to constitute the commission of a felony. Termination of this Agreement "for cause" shall not result in the modification of, or adversely affect in any way, the obligation of the Company to pay to the Executive during the term of the Employment Period remaining upon the date of termination (as if no such termination had occurred), seventy-five percent (75%) of the aggregate amount of the Base Salary and the Primary Incentive Compensation payable the Executive at the rate payable during the fiscal year of the Company in which such termination occurs, nor shall it adversely affect in any way the right of the Executive to receive any of his accrued rights to receive any of the compensation or benefits which he is entitled to receive pursuant to this Agreement, or any vested right to any of the benefits payable to him under any Employee Benefit Plan established by the Company in which he is a participant, and all such benefits payable to the Executive under all of the Employee Benefit Plans shall continue in full force and effect, in accordance with the terms and conditions thereof, and all sums payable to the Executive pursuant thereto shall be paid in full to, or for the account of, the Executive or his beneficiary or beneficiaries as the case may be, after the effective date of such termination.

      3.        Termination of Employment by the Executive.

           a. The Executive shall have the right at any time, in his sole discretion, to terminate his employment with the Company at any time during the Employment Period, upon five (5) years prior written notice to the Company; provided, however, that the termination of employment pursuant to this Section 3 shall not result in the modification of, or adversely affect in any way, any accrued rights of the Executive to receive any of the compensation or benefits which he is entitled to receive pursuant to this Agreement or any vested right to any of the benefits payable to the Executive under any of the Employee Benefit Plans established by the Company in which he is a participant, and all such benefits payable to the Executive under all of the Employee Benefit Plans shall continue in full force and effect, in accordance with the terms and conditions thereof, and all sums payable to the Executive pursuant thereto shall be paid in full to, or for the account of, and all insurance coverage provided hereunder shall continue in effect for the benefit of the Executive or his beneficiary or beneficiaries, as the case may be, after the effective date of such termination for the full remaining term of the Employment Period (as if such termination did not occur). Upon the effective date of termination of employment, other than for cause, the Executive shall be entitled to receive

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during the period  commencing  from the effective date of termination and ending on the last day of the Employment Period, or such later date as the Employment Period may have been extended to prior to such termination date, the full amount of the Base Salary and the Primary Incentive Compensation and all of the benefits which he would have been entitled to receive during the remaining term of the Employment Period (as if it had not been terminated); provided, however, that the covenants agreed to by the Executive under Section 4 of this Agreement shall be performed by him.

           b. The Executive shall not be required to mitigate any damages which he may incur under any of the terms of this Agreement upon a breach by the Company of any of the terms or conditions of this Agreement. If such a breach occurs, and he accepts other em employment, any damages hereunder shall not be reduced by any compensation earned, or other benefits its received as a result of such employment.

                          SECTION 4

                     Covenants of the Executive

     1. Covenant Not to Compete. During the Employment Period, and for a period of twenty-four (24) months thereafter, the Executive will not engage in, represent in any way, be connected with, become employed by, affiliated with or have any material interest in any business entity or activity which directly or indirectly competes with the business of the Company as conducted as of the effective date of termination of the Employment Period; provided, however, that the foregoing shall not prevent the acquisition and continued ownership the Executive of securities of, or an interest in, any business entity which at the time of such acquisition was not competitive with the business of the Company, nor shall the foregoing prevent the acquisition by the Executive of securities of, or an interest in, any business entity which represents at the time of such a acquisition (after taking into account any of such securities then held by him) less than ten percent 10% of the outstanding securities of, or interest in, any such business entity. During the term of the Employment Period, the Executive shall not serve as a director on the Board of another company without a resolution from the Company's Board of Directors allowing the same.

      2. Secrecy Covenant. During the Employment Period and thereafter, the Executive covenants and agrees that he will not divulge, furnish, misappropriate, publish or use for his personal benefit or for the direct or indirect benefit of any other person or business entity, other than the Company or any of its respective subsidiaries or affiliates, any trade secrets or other confidential or proprietary information which he has acquired during the Employment Period which is not otherwise generally available to the public, and which constitutes a trade secret or other proprietary or confidential information of the Company or any of its subsidiaries as of the effective date of termination of the Employment Period.

      3.   Ownership of Trade Secrets, Etc.

           a. All written materials, records and documents made by the Executive or coming into his possession during the Employment Period concerning the business affairs of the Employer or any of its affiliates shall be the sole property of the Employer and its affiliates, and, upon termination of the Employment Period or upon the request of the Employer during the Employment Period, the Executive shall promptly deliver the same to the Employer or to any affiliate designated by it; provided, however that the Executive may retain duplicate photocopies of any and all written materials, records and documents made by the Executive or coming into his possession during the Employment Period concerning non-confidential knowledge or information relating to the business or affairs of the Employer and its Affiliates.


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           b.  The   Executive   agrees  that  any  trade   secret,   invention,
improvement,  patent  application or writing,  and any program,  system or novel
technique  (whether  or  not  capable  of  being  trademarked,   copyrighted  or
patented), conceived, devised, developed, or otherwise obtained by him during the Employment Period relating to the business of the Employer or any of its affiliates, shall be and become the property of the Employer, and the Employee agrees to give the Employer prompt written notice of his conception, invention, improvement, patent, application, writing, program, system or novel technique
and  to  execute  such  instruments  of  transfer,  assignment,   conveyance  or
confirmation and such other documents and to do all appropriate lawful acts as may be requested by the Employer to transfer, assign, confirm, and perfect in the Employer all legally protectable rights in any such trade secret, invention, improvement, patent, patent application, writing, program, system or novel technique.

           c. It is understood by the Executive and the Employer that the covenants continued in this Section 4 are essential elements of this Agreement and that, but for the agreement of the Executive to comply with such covenants, the Employer would not have agreed to enter into this Agreement. The Executive and the Employer have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by the Employer. The Employee hereby agrees that all covenants contained in this Section 4 are reasonable and valid.

                          SECTION 5

                          Miscellaneous

      1. Non-Assignability. Neither this Agreement nor any obligation, right or interest hereunder shall be assignable by the Executive, his beneficiary or legal representatives without the prior written consent of the Company; provided, however that nothing in this Section 5 shall preclude the Executive from designating in writing to the Company the name or names of a beneficiary or beneficiaries to receive any compensation payable to him or any other benefit receivable by him under this Agreement upon the death or incapacity of the Executive, nor shall it preclude any executor, administrator or any other legal representatives of the Executive or the Executive's Estate from assigning any rights hereunder to a person or persons entitled thereto. Neither this Agreement nor any right or obligation arising hereunder shall be assignable by the Company, its successors, assigns, beneficiaries or legal representatives either directly by assignment or by a merger, consolidation, sale of assets or other form of business combination, or disposition, without the prior written consent of the Executive.

      2. Merger of Agreements. This Agreement contains the entire understanding of all agreements among the parties hereto regarding the terms of employment of the Execute by the Company, and supersedes all prior written or oral employment agreements which existed between the Company and the Executive.

     3. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, other legal representatives and permitted successors and assigns, as the case may be.

     4. Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Nevada.


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      5. Notices. All notices or other communications to be given by the parties among themselves pursuant to this Agreement shall be in writing, and all payments to be made hereunder shall be deemed to have been duly made if mailed by certified mail or hand delivered to either of the parties at the following addresses:

If to the Executive:           with a copy to:

Robert Hyte




If to the Company:             with a copy to:

Digital Sciences, Inc.
7150 E. Camelback Road
Suite 190
Scottsdale, Arizona  85251

Any of the parties hereto may change their respective addresses upon written notice to the other given in the manner provided in this Section.

      6. Severability. If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such terms or conditions shall be deemed severable from the remainder of this Agreement, and the Agreement shall continue in all respects to be valid and enforceable. In the event that any term of Section 4 of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope of the duration thereof or for any other reason, such invalidity or unenforceability shall apply only to the particular aspect of such term determined to be invalid or unenforceable and shall not affect or render invalid or unenforceable any other term of Section 4 of this Agreement or the enforcement of such term in other circumstances, and, to the fullest extent permitted by law, Section 4 of this Agreement shall be construed as if the geographic or business scope or the duration of such term or other basis on which such term has been determined to be invalid or unenforceable had been more narrowly drafted so as not to be invalid or unenforceable.

      7. Remedies. The Executive acknowledges that the Employer may have no adequate remedy at law if the Executive violates any of the terms hereof. In such event, the Employer shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach hereof or otherwise to specifically enforce any of the provisions hereof.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and the Executive has duly signed this Agreement, all as at the date and year first above written.

DIGITAL SCIENCES, INC.                    EXECUTIVE

By:  /s/ David Horowitz                   /s/ Robert Hyte
                                          Robert Hyte
Its: President

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